UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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AEMETIS, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AEMETIS, INC.
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA  95014
(408) 213-0940

NOTICE OF CONSENT SOLICITATION

May 7, 2014

To our Stockholders:

We are soliciting your consent to approve a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding and authorized common stock, par value $0.001 per share, by a ratio of  one-for-ten (such that for every ten shares issued and outstanding and authorized prior to such split one share will remain after such split) at any time prior to July 31, 2014 (“Proposal”). The Reverse Stock Split will be effected by filing a Certificate of Change with the Secretary of State of the State of Nevada, which has the effect of amending our Articles of Incorporation. Our board of directors unanimously approved the Reverse Stock Split and deemed it advisable to seek stockholder approval of the Reverse Stock Split, as required under the Nevada Revised Statutes. Our board has decided to seek the written consent of stockholders through a consent solicitation process rather than holding a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. The Proposal is described in more detail in the accompanying Consent Solicitation Statement.

We have established the close of business on April 21, 2014 as the record date for determining stockholders entitled to submit written consents. Stockholders holding a majority of our common stock and Series B preferred stock, voting together as a single class on an as converted to common stock basis, outstanding as of the close of business on the record date must vote in favor of the Proposal for the Proposal to be approved by stockholders.

This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement and Written Consent. To be counted, your properly completed Written Consent must be received before 5:00 p.m. Pacific  Time, on June 9, 2014, subject to early termination of the Consent Solicitation by our board of directors if a majority approval is received, or extension of the time to return Written Consents by our board of directors.

Failure to submit the Written Consent will have the same effect as a vote against the Proposal. We recommend that all stockholders consent to the Proposal, by marking the box entitled “FOR” with respect to the Proposal and submitting the Written Consent by one of the methods set forth in the form of Written Consent which is attached as Appendix B to the Consent Solicitation Statement. If you sign and send in the Written Consent form but do not indicate how you want to vote as to the Proposal, your consent form will be treated as consent “FOR” the Proposal.

By Order of the Board of Directors of Aemetis, Inc.

/s/ Eric McAfee
Eric McAfee, Chairman

AEMETIS, INC.
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA  95014
(408) 213-0940

CONSENT SOLICITATION STATEMENT

General

This Consent Solicitation Statement dated May 7, 2014 is being furnished in connection with the solicitation of written consents of the stockholders of Aemetis, Inc., a Nevada corporation, formerly known as AE Biofuels, Inc. (the “Company,” “Aemetis,” “us,” “we,” or “our”) with regard to the following proposal (the “Consent Solicitation”):

●
To approve a one-for-ten reverse stock split (the “Reverse Stock Split”) of our issued and outstanding and authorized common stock, par value $0.001 per share (“Common Stock”), at any time prior to July 31, 2014 (the “Proposal”), to be effected by filing a Certificate of Change with the Secretary of State of the State of Nevada which has the effect of amending our Articles of Incorporation.

Our board of directors unanimously adopted the Proposal and recommends that stockholders vote FOR the approval of the Proposal. The board of directors has decided to seek written consent rather than calling a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. Written consents are being solicited from all of our stockholders of record pursuant to Section 78.320 of the Nevada Revised Statutes and Article II, Section 11 of our Bylaws.

Voting materials, which include this Consent Solicitation Statement and a Written Consent form (attached as Appendix B), are being mailed to all stockholders on or about May 7, 2014. Our board of directors set the close of business on April 21, 2014 as the record date for the determination of stockholders entitled to act with respect to the Consent Solicitation (the “Record Date”). As of the Record Date, the Company had 201,703,682 shares of Common Stock outstanding, held by approximately 337 holders of record, and 2,381,061 shares of Series B Preferred Stock of the Company ("Series B Stock") outstanding.

Any beneficial owner of the Company's stock who is not a record holder must arrange with the person who is the record holder or such record holder’s assignee or nominee to: (i) execute and deliver a Written Consent on behalf of such beneficial owner; or (ii) deliver a proxy so that such beneficial owner can execute and deliver a Written Consent on its own behalf.

Stockholders who wish to consent must deliver their properly completed and executed Written Consents in accordance with the instructions set forth in the Written Consent. The Company reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent for the approval of the Proposal.

Requests for copies of this Consent Solicitation Statement and the Written Consent should be directed to Aemetis, Inc. at the address or telephone number set forth above.

The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Pacific Time, on June 9, 2014 (the “Expiration Date”) to (i) terminate the Consent Solicitation for any reason, including if the consent of stockholders holding a majority of the Company’s outstanding shares has been received, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation.

The final results of this Consent Solicitation will be published in a Current Report on Form 8-K (the “Form 8-K”) by the Company. This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law and Article II, Section 11 of our Bylaws.

All questions as to the form of all documents and the validity and eligibility (including time of receipt) and acceptance of consents and revocations of consents will be determined by the Company, in its sole discretion, which determination shall be final and binding.

Revocation of Consents

Written Consents may be revoked or withdrawn by any stockholder at any time before the Expiration Date or earlier termination of the Consent Solicitation. A notice of revocation or withdrawal must specify the record stockholder’s name and the number of shares being withdrawn.  After the Expiration Date, all Written Consents previously executed and delivered and not revoked will become irrevocable.  Revocations may be submitted by the same methods as Written Consents may be submitted, as set forth in the form of Written Consent attached hereto as Appendix B.

Solicitation of Consents

Our board of directors is sending you this Consent Solicitation Statement in connection with its solicitation of stockholder consent to approve the Proposal.  The Company will pay for the costs of solicitation.  We will pay the reasonable expenses of brokers, nominees and similar record holders in mailing consent materials to beneficial owners of our Common Stock and Series B Stock. Because the approval of holders of a majority of the outstanding Common Stock and Series B Stock is required to approve the Proposal, not returning the Written Consent, or returning the Written Consent marked “Abstain,” will have the same effect as a vote against the Proposal.

Other than as discussed below, the Company has made no arrangements and has no understanding with any other person regarding the solicitation of consents hereunder, and no person has been authorized by the Company to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of the Company who will receive no additional compensation therefor.

Members of our management beneficially own shares of our Common Stock and intend to submit their consents “For” the Proposal. As a result, approximately 45,233,729 shares held, directly and/or beneficially, as of the Record Date by our Chief Executive Officer, Chief Financial Officer and board of directors will be voted in favor of the Proposal constituting approximately 21.67% of our presently issued and outstanding Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.”

No Appraisal Rights

Under the Nevada Revised Statues and our charter documents, holders of our Common Stock and Series B Stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount), with respect to the Proposal.

Householding Matters

Stockholders that share a single address will receive only one Consent Solicitation Statement and Written Consent at that address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this Consent Solicitation Statement or of future consent solicitations (as applicable), he or she may write to us or call us at: Aemetis, Inc. 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA  95014, Attention: Todd Waltz, Chief Financial Officer and Corporate Secretary, (408) 213-0940. We will deliver separate copies of this Consent Solicitation Statement and form of Written Consent promptly upon such request. If you are a stockholder of record receiving multiple copies of our Consent Solicitation Statement and form of Written Consent, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other stockholder of record, you can request additional copies of this Consent Solicitation Statement and form of Written Consent or request householding by contacting the stockholder of record.

As of the Record Date, the closing price of our Common Stock was $0.52 per share and our total market capitalization was approximately $104 million.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE PROPOSAL

No director, executive officer, associate of any director, executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposal that is not shared by all other stockholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities

The holders of our Common Stock and Series B Stock will vote together with respect to the Proposal. The number of outstanding shares of our Common Stock and Series B Stock at the close of business on April 21, 2014, the Record Date for determining our stockholders who are entitled to notice of and to vote on the approval of the Proposal, is 201,703,682 shares and 2,381,061 shares, respectively. Each share of Common Stock is entitled to one vote.  Each holder of Series B Stock is entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series B Stock held by such holder could be converted as of the Record Date.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth information as of the Record Date, regarding the beneficial ownership of each class of our voting stock, including (a) each stockholder who is known by the Company to own beneficially in excess of 5% of each class of our voting stock; (b) each director; (c) the Company’s named executive officers; and (d) the Company’s executive officers and directors as a group.  Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of stock, except to the extent that authority is shared by spouses under applicable law, and (ii) beneficial ownership with respect to their shares of stock.  The percentage of beneficial ownership of Common Stock is based upon 201,703,682 shares of Common Stock outstanding as of the Record Date. The percentage of beneficial ownership of Series B Preferred Stock is based upon 2,381,061 shares of Series B Preferred Stock outstanding as of the Record Date. Unless otherwise identified, the address of the directors and officers of the Company is 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014.

	Common Stock		Series B Preferred Stock
Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class	Amount and Nature of Beneficial Ownership	Percentage of Class
Officers & Directors
Eric A. McAfee (1)	34,916,159	17.31%	-	-
Francis Barton (2)	707,917	*	-	-
John R. Block (3)	830,833	*	-	-
Dr. Steven Hutcheson (4)	2,350,903	1.16%	-	-
Harold Sorgenti (5)	882,917	*	-	-
Andrew Foster (6)	1,230,000	*	-	-
Sanjeev Gupta (7)	1,587,500	*	-	-
Todd A. Waltz (8)	2,727,500	1.34%	-	-
All officers and directors as a group (8 Persons)	45,233,729	21.67%	-	-

5% or more Holders

Third Eye Capital (9)	34,919,066	17.30%	-	-
161 Bay Street, Suite 3930
Toronto, Ontario M5J 2S1

Laird Cagan (10)	24,648,872	12.22%	-	-
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA 95014

Michael Orsak	2,178,333	*	166,667	7.00%
1125 San Mateo Drive,
Menlo Park, California 94025

David J. Lies	1,606,587	*	200,000	8.40%
1210 Sheridan Road
Wilmette, Illinois 60091

Mahesh Pawani	535,358	*	400,000	16.80%
Villa No. 6, Street 29, Community 317, Al Mankhool,
Dubai, United Arab Emirates

Frederick WB Vogel	440,678	*	408,332	17.15%
1660 N. La Salle Drive, Apt 2411
Chicago, Illinois 60614

Fred Mancheski	-	-	300,000	12.60%
1060 Vegas Valley Dr
Las Vegas, NV 89109

* Indicates less than 1%.

 (1)    Includes 34,116,159 shares held by McAfee Capital, LLC, a company owned by Mr. McAfee.  McAfee Capital has directly or indirectly pledged all of these shares as security for Third Eye Capital debt arrangements.

 (2)    Includes 150,000 shares held by Mr. Barton and 307,917 shares issuable pursuant to options exercisable within 60 days of the Record Date and 250,000 fully exercisable Common Stock warrants.

 (3)    Includes 548,509 shares issuable pursuant to options exercisable within 60 days of the Record Date, and 282,324 fully exercisable Common Stock warrants.

 (4)    Includes 1,957,570 shares held by Mr. Hutcheson and 193,333 shares issuable pursuant to options exercisable within 60 days of the Record Date and 200,000 fully exercisable Common Stock warrants.

 (5)    Includes 550,593 shares issuable pursuant to options exercisable within 60 days of the Record Date, and 332,324 fully exercisable Common Stock warrants.

 (6)    Includes 1,038,837 shares issuable pursuant to options exercisable within 60 days of the Record Date, and 191,163 fully exercisable Common Stock warrants.

 (7)    Includes 200,000 shares held by Mr. Gupta, 922,850 shares issuable pursuant to options exercisable within 60 days of the Record Date, and 464,650 fully exercisable Common Stock warrants.

 (8)    Includes 1,000,000 shares held by Mr. Waltz, 1,180,524 shares issuable pursuant to options exercisable within 60 days of the Record Date and 546,976 fully exercisable Common Stock warrants.

 (9)    Includes 24,313,695 shares held by RBC Dexia Investor Services Trust, held in Trust for Account 110-455-262 and Sprott Private Credit Fund, LP, a corporation residing in Canada,  and 133,333 fully exercisable Common Stock warrants.

 (10)  Includes (i) 21,290,626 shares held by Cagan Capital, LLC, a company owned by Mr. Cagan; (ii) 400,000 shares owned by the KRC Trust and 400,000 shares owned by the KQC Trust, trusts for Mr. Cagan’s daughters for which Mr. Cagan is trustee, (iii) 1,710,510 shares held by The Laird Cagan 2011 Grantor Retained Annuity Trust and (iv) 847,736 shares held by Mr. Cagan individually.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2013 all Reporting Persons timely complied with all applicable filing requirements.

PROPOSAL - REVERSE STOCK SPLIT

Our board of directors has adopted resolutions (1) unanimously approving the Reverse Stock Split, (2) directing that the Proposal to approve the Reverse Stock Split be submitted to the holders of our Common Stock and Series B Stock for their approval and (3) to recommend to our stockholders that they approve the Reverse Stock Split.

The Reverse Stock Split will be effected by filing a Certificate of Change with the Secretary of State of the State of Nevada, which has the effect of amending our Articles of Incorporation. The form of the proposed Certificate of Change to effect the Reverse Stock Split will be substantially as set forth on Appendix A.  If approved by our stockholders, the Reverse Stock Split proposal would permit (but not require) our board of directors to effect a reverse stock split of our issued and outstanding and authorized Common Stock at any time prior to July 31, 2014 by a ratio of one-for-ten (such that for every ten shares issued and outstanding and authorized prior to such split one share will remain after such split).

Our board of directors reserves the right to elect to abandon the Reverse Stock Split if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Any fractional shares will be rounded up to the next whole number.  The Certificate of Change to effect the Reverse Stock Split, if any, will include only the Reverse Stock Split ratio of one-for-ten determined by our board of directors to be in the best interests of our stockholders.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our board of directors is submitting the Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our Common Stock to enhance our ability to meet the initial listing requirements of the NASDAQ Global Market and to make our Common Stock more attractive to a broader range of institutional and other investors.  Our board of directors believes that attaining and maintaining the listing of our Common Stock on the NASDAQ Global Market is in the best interests of the Company and its stockholders. In addition to increasing the market price of our Common Stock, the Reverse Stock Split would also reduce certain of our costs, as discussed below.  Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests.

We believe that the Reverse Stock Split will enhance our ability to obtain an initial listing on the NASDAQ Global Market. If our Common Stock were listed on the NASDAQ Global Market, our board of directors believes that the liquidity in the trading of our Common Stock could be significantly enhanced, which could result in a further increase in the trading price. The NASDAQ Global Market requires, among other items, an initial bid price of least $4.00 per share and, following initial listing, maintenance of a continued price of at least $1.00 per share. As of April 21, 2014, our Common Stock has traded on the OTC Markets in a 52 week closing price range from $0.152 to $0.73 per share. Reducing the number of outstanding shares of our Common Stock should, absent other factors, increase the per share market price of our Common Stock, although we cannot provide any assurance that our minimum bid price would remain, following the Reverse Stock Split, over the minimum bid price requirement of the NASDAQ Global Market or any other stock exchange. We are also required to meet additional conditions to list our Common Stock on the NASDAQ Global Market and there is no guarantee that we will be able to meet those conditions.

Additionally, we believe that an increased stock price may encourage investor interest and make our Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Because trading of our Common Stock is conducted in the over-the-counter market, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, because the Common Stock is not listed on a national securities exchange and presently trades at less than $5.00 per share, trading in our Common Stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by brokers or dealers in connection with any trades involving a stock defined as a “penny stock.” Because our Common Stock is presently classified as a “penny stock,” prior to effectuating any transaction in our Common Stock, a broker or dealer is required to make a suitability determination as to the proposed purchaser of our Common Stock and to receive a written agreement meeting certain requirements. The additional burdens imposed upon brokers or dealers by such requirements could discourage brokers or dealers from effecting transactions in our Common Stock, which could limit the market liquidity of our Common Stock and the ability of investors to trade our Common Stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  We believe that the Reverse Stock Split will make our Common Stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock.  As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split.  Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

In determining the ratio for the Reverse Stock Split, our board of directors considered, among other things, factors such as:

■	the initial listing requirements of various stock exchanges;

■	the historical trading price and trading volume of our Common Stock;

■	the number of shares of our Common Stock outstanding;

■	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

■	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

■	prevailing general market and economic conditions.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of a Certificate of Change with the Secretary of State of the State of Nevada.  The exact timing of the filing of the Certificate of Change that will effect the Reverse Stock Split will be determined by our board of directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders.  In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Certificate of Change, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.  If a Certificate of Change effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Nevada by the close of business on July 31, 2014, our board of directors will abandon the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

As determined by our board of directors, pursuant to the Reverse Stock Split every ten shares of existing Common Stock will be combined into one new share of Common Stock.   The number of issued and outstanding shares of Common Stock (excluding Treasury shares) that would result from the Reverse Stock Split will be 20,170,368 shares, plus any shares resulting from rounding up of fractional shares as described below in “Fractional Shares.” Pursuant to the Reverse Stock Split, every ten shares of our existing authorized Common Stock will also be combined into one new share of Common Stock. The number of authorized shares of Common Stock that would result from the Reverse Stock Split will be 40,000,000 shares.

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole number. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. The new CUSIP number after the Effective Time will be 00770K 202. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended.  Our Common Stock will continue to be listed on the Over the Counter Bulletin Board under the symbol “AMTX”, subject to any decision of our Board of Directors to list our securities on another stock exchange.

Effect of the Reverse Stock Split on Holders of Outstanding Series B Stock

As determined by our board of directors, the outstanding shares of Series B Stock will remain unchanged, until a request for conversion of the Series B Stock to Common Stock is made by a holder of Series B Stock. In such case, the conversion rate will be adjusted to account for the Reverse Stock Split.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name.  However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split.  Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of Common Stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our Common Stock in certificated form (including certificates in our prior name AE Biofuels, Inc.) will be sent a transmittal letter by our transfer agent after the Effective Time.  The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.  Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below.  Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split.  Therefore, we will not issue certificates representing fractional shares.  In lieu of issuing fractions of shares, we will round up to the next whole number.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the one-for-ten Reverse Stock Split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock.  This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based upon the one-for-ten Reverse Stock Split ratio, subject to our treatment of fractional shares.

Accounting Matters

The proposed Reverse Stock Split will not affect the par value of the Company’s Common Stock. As a result, as of the Effective Time, the stated capital on the Company’s balance sheet attributable to Common Stock would be decreased from the then current amount by a factor of ten, and the additional paid-in capital account would be increased with the amount by which the stated capital is decreased. The per share net income or loss and net book value per share will be increased because there will be less shares issued and outstanding.

The outstanding shares of Series B Stock will remain unchanged, until a request for conversion of the Series B Stock to Common Stock is made by a holder of Series B Stock. As of the Effective Date of the Reverse Stock Split, the stated capital attributable to Series B Stock and the additional paid-in capital accounts on our balance sheet will not change due to the Reverse Stock Split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock:

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is (1) a citizen or individual resident of the United States, (2) a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (A) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person, or (4) an estate whose income is subject to U.S. federal income taxation regardless of its source.  This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.  This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons who hold our Common Stock received in a compensatory transaction, or (iv) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Consent Solicitation Statement.  Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes.  Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF A ONE-FOR-TEN REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING AND AUTHORIZED COMMON STOCK, AT ANY TIME PRIOR TO JULY 31, 2014, TO BE EFFECTED BY FILING A CERTIFICATE OF CHANGE WITH THE SECRETARY OF STATE OF THE STATE OF NEVADA WHICH HAS THE EFFECT OF AMENDING OUR ARTICLES OF INCORPORATION.

STOCKHOLDER PROPOSALS

There are no proposals by any security holder which are or could have been included within this Consent Solicitation.

****

AVAILABLE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file current and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.  Copies of such reports, proxy statements and other information may be copied (at prescribed rates) at the public reference room maintained by the Securities and Exchange Commission at 100 F Street NE, Washington DC 20549.  For further information concerning the SEC’s public reference room, you may call the SEC at 1-800-SEC-0330.  Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov.

Requests for documents relating to the Company should be directed to:

AEMETIS, INC.
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA  95014
(408) 213-0940
Attention: Todd Waltz

Our board of directors hopes that stockholders will complete, date and sign the enclosed Written Consent and return it in the accompanying envelope. Your prompt response is appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Eric McAfee
Eric McAfee
Chairman

Appendix A

Certificate of Change
of Aemetis, Inc.
pursuant to NRS 78.209

1.           Name of Corporation:  Aemetis, Inc.

2.           The board of directors has adopted a resolution pursuant to NRS 78.209 and has obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

400,000,000 shares common stock, par value $0.001

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

40,000,000 shares common stock, par value $0.001

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of same class or series:

20,170,368 plus an indeterminate number of shares to be exchanged for fractional shares rounded to the nearest whole share pursuant to the terms of reverse stock split.1

6.
The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

None

7.           Effective date of time of filing: (optional):                ____________________________________________
                                                                                                 (must not be later than 90 days after the certificate is filed)

8. Signature of Officer (required): _____________________ Title ____________________

_____________________________________
1 The actual number of shares to be issued after the change in exchange for each issued share of same class or series will be determined as of the effective date of filing of the Certificate of Change with the Nevada Secretary of State.

 Appendix B

AEMETIS, INC. THIS WRITTEN CONSENT IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS
CONTROL ID:
REQUEST ID:

The undersigned stockholder of Aemetis, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Consent Solicitation and accompanying Consent Solicitation Statement, each dated May 7, 2014. The undersigned hereby consents (by checking the FOR box) or declines to consent (by checking the AGAINST box or the ABSTAIN box) to the adoption of the recitals and resolutions on this card.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by fax, please DO NOT mail your Written Consent.

MAIL:	Please mark, sign, date, and return this Written Consent promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Written Consent and Fax to 202-521-3464.

WRITTEN CONSENT OF THE STOCKHOLDERS OF AEMETIS, INC.	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

WRITTEN CONSENT SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS

à	FOR	AGAINST	ABSTAIN

WHEREAS, the Board of Directors of the Company (“Board”) has determined that it is in the best interests of the Company and its stockholders for the Company to effect a one-for-ten reverse stock split of its common stock (such that for every ten shares issued and outstanding and authorized prior to such split one share will remain after such split), which will result in both the number of shares of common stock authorized and issued and outstanding being reduced (the “Reverse Stock Split”);

WHEREAS, in accordance with Nevada Revised Statute 78.209, the Reverse Stock Split will be effected by the filing of a Certificate of Change with the Secretary of State of the State of Nevada, which has the effect of amending the Company’s Articles of Incorporation;

WHEREAS, the Board has approved the Reverse Stock Split and recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders;
NOW, THEREFORE, IT IS RESOLVED, that the stockholders of the Company hereby approve the Reverse Stock Split.
	☐	☐	☐	CONTROL ID: REQUEST ID:

This Written Consent action may be executed in counterparts. Failure of any particular stockholder(s) to execute and deliver counterparts is immaterial so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on the date set forth below.

MARK HERE FOR ADDRESS CHANGE   ☐ New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Sign exactly as name(s) appear(s) on stock certificate(s). If stock is held jointly, each holder must sign. If signing is by attorney, executor, administrator, trustee or guardian, give full title as such. A corporation or partnership must sign by an authorized officer or general partner, respectively.

Dated: ________________________, 2014

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)